Exhibit (h)(6)

ADMINISTRATIVE AGENCY AGREEMENT

THIS ADMINISTRATIVE AGENCY AGREEMENT (this "Agreement") is made as of April 28, 2020 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "Administrator"), and PARNASSUS INVESTMENTS, a California corporation (the "Advisor"), on behalf of the series of Parnassus Funds and Parnassus Income Funds, each a Massachusetts business trust (collectively, the "Trust"), that are listed on Appendix A to this Agreement (each a "Portfolio" and collectively, the "Portfolios") and are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended ("the 1940 Act").

WITNESSETH:

WHEREAS, the Trust is registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act; and

WHEREAS, the Advisor desires to retain the Administrator to render certain services to the Portfolios as a sub-administrator, and the Administrator is willing to render such services.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.Appointment of Administrator. The Advisor hereby employs and appoints the Administrator to act as an administrative agent for the Portfolios on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2.Delivery of Documents. The Advisor will on a continuing basis provide the Administrator with:

2.1properly certified or authenticated copies of resolutions of the Trust's Board of Trustees authorizing the Advisor to delegate to the Administrator the provision of administrative services to the Portfolios as an administrative agent, as contemplated herein, and approving this Agreement;

2.2a copy of the Portfolios' most recent registration statement;

2.3copies of all agreements between the Portfolios and their service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4a copy of the Portfolios' valuation procedures;

2.5a copy of the Portfolios' Declaration of Trust and By-laws;

2.6any other documents or resolutions (including but not limited to directions or resolutions of the

Trust's Board of Trustees) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7copies of any and all amendments or supplements to the foregoing.

3.Duties as Administrator. Subject to the supervision and direction of the Advisor and the Trust's Board of Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Advisor as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Advisor's instructions as defined in Section 5 ("Instructions"). It is agreed and understood that the Administrator shall not be responsible for the Portfolios' compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Portfolios' failure to comply with said documents, laws or regulations or the Portfolios' failure or inability to correct any non-compliance therewith. The Administrator shall notify the Trust and the Advisor promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement, shall promptly notify the Trust and the Advisor to the extent it discovers any material errors concerning the Trust's books of account kept by the Administrator. For the avoidance of doubt, it is agreed and understood that the Administrator shall not be responsible for any material errors that it discovers concerning the Trust's books of account that occurred prior to the date of this Agreement. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator's obligations under this Agreement. The Administrator will maintain such other records as requested by the Advisor or the Portfolios and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Trust and will be, at the Trust's expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

3.2Use of Agents. The Administrator may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an "Agent" and collectively, the "Agents"), to carry out such provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement and the Administrator will be responsible for the actions or omissions of its Agents to the same extent it would be if it were performing the actions or duties itself.

4.Duties of the Advisor. The Advisor shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of the Portfolios, liabilities of the Portfolios not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Portfolios. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Advisor agrees to notify the Administrator in the event the Advisor or any officer, employee or agent of the Advisor or the Trust detects a possible non-compliance of the Portfolios with their investment restrictions, policies and limitations. The Advisor further agrees to provide such information to the Administrator as may be requested under applicable laws, including, but not limited to, applicable anti-money laundering laws and regulations which requires the Administrator to collect certain information about its customers. The Advisor acknowledges that under applicable anti-money laundering rules and regulations, the Trust is the customer of the Administrator and the shareholders of the Portfolios are the customers of the Trust, for which the Trust is ultimately responsible for satisfying specific anti-money laundering obligations.

5.Instructions.

5.1The Administrator shall not be liable for, and shall be indemnified by the Advisor against any and all losses, costs, damages or reasonable expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties, except for such losses, costs, damages and expenses resulting from the Administrator or its Agents' willful misconduct, bad faith, fraud or negligence or by reason of reckless disregard of its obligations and duties hereunder. A list of persons so authorized by the Advisor and the Trust ("Authorized Persons") is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Advisor.

5.2Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Advisor by one or more persons as the Advisor and the Trust's Board of Trustees shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by name, title or position, and will include at least one officer empowered to name other individuals who are authorized to give Instructions on behalf of the Advisor.

5.3Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person duly authorized to give such Instructions with respect to the transaction involved.

5.4With respect to telefax transmissions, the Advisor hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Advisor agrees that such telefax instructions shall be conclusive evidence of the Advisor's Instruction to the Administrator to act or to omit to act.

5.5Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Advisor authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Advisor (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Advisor to the Administrator.)

6.Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Advisor shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Advisor and the Administrator. Additional services performed by the Administrator as requested by the Advisor shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Advisor separately for any reasonable out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Advisor and the Administrator. The foregoing fees and disbursements shall be billed to the Advisor by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7.Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence and shall act in good faith in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8.General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

8.1The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, despite using reasonable efforts to perform under the circumstances, by reason of any of the following:

8.1.1any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; labor disputes (but not including labor problems or work stoppages at the Administrator or any of its affiliates); act of war, riot, terrorism, insurrection, rebellion, revolution or civil disorder; or any other similar act or event reasonably beyond the Administrator's control;

8.1.2any change to a present law or regulation, restrictive provision of a future law or regulation, or order of a U.S., or non-U.S., federal, state, municipal, local, territorial,

provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency;

8.1.3any provision of any order or judgment of any court of competent jurisdiction;

8.1.4a fire, flood, earthquake, other elements of nature or acts of God;

.	8.1.5 any epidemic, pandemic, public health emergency (including but not limited to COVID-19), or any corporate or governmental order or requirement relating thereto; and

8.1.6any other causes or events beyond the Administrator's reasonable control,

regardless of whether such causes or events are foreseeable or are of a nature or type described above.

8.3The Administrator shall not be held accountable or liable for any losses, damages or expenses the Advisor, the Trust or any shareholder or former shareholder of the Portfolios or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the

Administrator's willful misconduct, bad faith or negligence in the performance of the Administrator's obligations and duties or by reason of reckless disregard of its obligations and duties hereunder.

8.4Except with respect to the Advisor's indemnification obligation with respect to third parties pursuant to Section 10 (Indemnification), in no event and under no circumstances shall the Advisor or the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Advisor or the Administrator has been advised of the possibility of such damages or losses.

9.Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator's liability shall apply to the particular administrative services set forth on Appendix B hereto.

9.1Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator's liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share ("NAV") or any direct damages suffered by shareholders in connection with such recalculation. The Administrator's liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.1.1 through 9.1.4 below.

9.1.1.The parties hereto acknowledge that the Administrator's causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Portfolio. If a recalculation of NAV occurs, the Portfolio agrees to either reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent reasonably possible the liability of the Administrator.

9.1.2.In no event shall the Administrator be liable or responsible to the Advisor, the Trust, any present or former shareholder of the Portfolios, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Portfolios if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

9.1.3The Administrator shall not be held accountable or liable to the Advisor, the Trust, any shareholder or former shareholder of the Portfolios or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator's usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Advisor or the Trust and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Portfolio; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon

(including, but not limited to, the fair value pricing procedures of the Advisor or the Portfolios and those sources listed on Appendix D), (b) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Advisor or its service provider which would impact the calculation of NAV but which is not communicated by the Advisor or its service providers to the Administrator. To the extent that Portfolio assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Advisor or the Trust.

9.1.4.In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Advisor and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Portfolios or their present or former shareholders, in order that the Administrator's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Advisor and the Administrator will consider such relevant factors as the amount of the loss involved, the Portfolios' desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Advisor might be induced to absorb a portion of the loss incurred.

10.Indemnification. The provisions of this Section 10 shall survive the termination of this Agreement.

10.1The Advisor hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of the performance of its obligations and duties under this Agreement, not resulting from the willful misconduct, bad faith, fraud or negligence of the Administrator or its Agents in the performance of such obligations and duties or the reckless disregard of its duties hereunder. This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any persons who are not signatories to this Agreement.

11.Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public

Accountants.

The Administrator may, at its own expense, consult with its counsel or the Advisor's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Advisor's counsel.

The Administrator may, at its own expense, consult with a certified public accountant or the Portfolios' Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Portfolios' Treasurer.

12.Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1This Agreement shall have an initial term of three (3) years from the date hereof (the "Initial Term"). After the expiration of the Initial Term, the term of this Agreement shall continue in effect until terminated by either party upon sixty (60) days prior written notice to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within thirty (30) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event that the Advisor terminates this Agreement during the Initial Term other than in a manner described in the immediately preceding sentence, the Advisor shall make a one-time cash payment, calculated as provided below (the "Termination Payment"), to the Administrator on the date that this Agreement terminates (the "Termination Date"). The Termination Payment shall be equal to the product of the then current monthly fee rate being paid hereunder as of the Termination Date multiplied by the number of months remaining during the Initial Term. In the event a termination notice is given by a party hereto (except for a termination due to a material breach by the Administrator), all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Advisor for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2.Upon termination of the Agreement in accordance with this Section 12, the Advisor may request the Administrator to promptly deliver to the Advisor or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Advisor or Trust records maintained but not created by the Administrator. If such request is provided in writing by the Adviser to the Administrator within sixty (60) days of the date of termination of the Agreement, the Administrator shall provide to the Advisor a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After sixty (60) days of the date of termination of this Agreement, no such certification will be provided to the Advisor by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13.Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Subcustodians or Agents appointed by the Administrator), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulator of the Administrator or any Agent or Subcustodian, any regulatory authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

14.Tape-recording. The Advisor authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Advisor, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Advisor in writing. The Advisor further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15.Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16.Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17.Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18.Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. The fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19.Notices. Notices and other writings delivered or mailed postage prepaid to the Advisor addressed to the Advisor at 1 Market Street, Suite 1600, San Francisco, CA 94105, Attn: Chief Compliance Officer or to such other address as the Advisor may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Advisor in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20.Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Advisor and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Advisor (other than the Trust and the Portfolios) or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21.Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22.Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23.Authorization. The Advisor hereby represents and warrants that the Trust's Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Advisor has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

24.Cyber Security and Business Continuity Planning. Administrator agrees to maintain a comprehensive information security program ("CISP") in compliance with Section 500.02 of the New York State Department of Financial Services Cybersecurity Requirements for Financial Services Companies which is reasonably designed (a) to protect Client's data that is in Administrator's possession from unauthorized access by third parties and (b) to prevent the introduction of any computer code or instructions that may disrupt, damage, or interfere with Client's use of Administrator's respective computer and/or telecommunications facilities (e.g., malicious code or viruses), or that may allow for access bypassing any security features, and to periodically review and reasonably update the CISP in response to identified cybersecurity threats. Without limiting the foregoing, on an annual basis Administrator shall conduct penetration testing of selected Administrator networks and systems in accordance with the CISP, and Administrator's employees shall receive training on Administrator's data security policies and procedures and then be required to attest to their understanding of such policies and procedures.

Without prejudice to the provision of Section 8.1 of this Agreement, Administrator will maintain a business continuity plan that is reasonably designed for (but does not guarantee) the resumption of Administrator's provision of the services hereunder within forty-eight (48) hours following any event which prevents Administrator from providing such services (the "BCP Plan"). Administrator will conduct a test of significant components of its BCP Plan not less frequently than annually. At the Advisor's request, Administrator will meet with the Advisor on an annual basis to provide details about the BCP Plan and test results and to answer the Advisor's questions about the same. The Administrator shall notify the Investment Advisor, as soon as practicable by telephone, electronic mail, through the Administrator's website, or such other method of prompt communication as may be available under the circumstances, of the occurrence of any interruption in the services provided to Advisor hereunder which requires the Administrator to implement any procedures under its BCP Plan.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Elizabeth E. Prickett

Name: Elizabeth E. Prickett

Title: Managing Director

Date: April 28, 2020

PARNASSUS INVESTMENTS

By: /s/ Marc C. Mahon

Name: Marc C. Mahon

Title: Executive Vice President & Chief Operating Officer

Date: April 28, 2020

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of April 28, 2020

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of April 28, 2020:

Parnassus Fund (name change to Parnassus Mid Cap Growth Fund effective May 1, 2020) Investor Shares

Institutional Shares

Parnassus Core Equity Fund

Investor Shares

Institutional Shares

Parnassus Endeavor Fund

Investor Shares

Institutional Shares

Parnassus Mid Cap Fund

Investor Shares

Institutional Shares

Parnassus Fixed Income Fund

Investor Shares

Institutional Shares

PARNASSUS INVESTMENTS

By: /s/ Marc C. Mahon

Name: Marc C. Mahon

Title: Executive Vice President & Chief Operating Officer

Date: April 28, 2020

APPENDIX B TO

ADMINISTRATIVE AGENCY AGREEMENT

Administrative Services1

Fund Accounting Services

The Administrator will provide the following fund accounting services to the Portfolios each day that the Portfolios and the New York Stock Exchange ("NYSE") is open (each a "Business Day"): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile the Portfolio's investment activity including with respect to:

∙Investment taxlots and transaction activity

∙Income

∙Dividends

∙Principal paydowns

∙Capital activity

∙Expense accruals

∙Cash activity

∙Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of the Portfolios against the records of the Custodian:

∙Securities holdings

∙Cash including cash transfers, fees assessed and other investment related cash transactions

∙Trade settlements

Securities Pricing. The Administrator shall update each security position of the Portfolios as to the following:

∙Market prices obtained from approved sources including those listed on Appendix C or Fair Valuations obtained from an Authorized Person of the Portfolios

∙Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix C

∙Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix C or Fair Valuations obtained from an Authorized Person

Investment Accounting. The Administrator shall provide the following investment accounting services to the Portfolios:

∙ Amortization/accretion at the individual tax lot level ∙ General ledger entries

∙ Book value calculations

∙ Trade Date + 1 accounting

∙ Calculation of indicative Net Asset Value Per Share ("NAV") as of the close of business of the NYSE

∙ Calculation of 12 Official month end valuations per annum

∙ Monthly accounting package to be delivered for client review and approval

1 Service descriptions remain subject to review and discussion between the parties.

APPENDIX C

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

Benjamin Allen, President and Chief Executive Officer

Marc Mahon, Executive Vice President, Chief Operating Officer & Chief Financial Officer Todd Ahlsten, Vice President and Chief Investment Officer

Jerome Dodson, Chairman

John Skidmore, Chief Compliance Officer & Secretary

PARNASSUS INVESTMENTS

By: /s/ Marc C. Mahon

Name: Marc C. Mahon

Title: Executive Vice President & Chief Operating Officer

Date: April 28, 2020

APPENDIX D TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Advisor and the Trust hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED INTERACTIVE DATA CORPORATION REPUTABLE BROKERS

THOMSON REUTERS SUBCUSTODIAN BANKS SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL WALL STREET OFFICE*

PRICING DIRECT MARKIT

SUPER DERIVATIVES S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE) BARCLAYS

FITCH SOLUTIONS MOODYS

FORD EQUITY RESEARCH FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG) WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC) OeKB

CITIGROUP INDEX LLC MORNINGSTAR INC.

*By using Wall Street Office ("WSO") as an authorized information source, the Advisor and the Trust are each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. The Advisor and the Trust each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

PARNASSUS INVESTMENTS

By: /s/ Marc C. Mahon

Name: Marc C. Mahon

Title: Executive Vice President & Chief Operating Officer

Date: April 28, 2020

PARNASSUS FUNDS

PARNASSUS INCOME FUNDS

By: /s/ Marc C. Mahon

Name: Marc C. Mahon

Title: Executive Vice President & Treasurer

Date: April 28, 2020

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